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                                                                    EXHIBIT 99.1

                         FRANK'S NURSERY & CRAFTS, INC.
                           ANNOUNCES CHAPTER 11 FILING

Troy, Michigan -- September 8, 2004 - Frank's Nursery & Crafts, Inc. (the "Company") announced today that it filed for Chapter 11 bankruptcy protection in the Bankruptcy Court for the Southern District of New York. The Company intends to conduct an orderly liquidation of its assets for the benefit of all of its creditors.

Since the Company's predecessor emerged from a prior Chapter 11 bankruptcy proceeding in May 2002, the Company has worked diligently to attempt to return its operations to profitability. However, due to a general weakness in economic conditions, a steady decline in customer traffic and unfavorable weather patterns causing a decline in all markets, the Company has sustained significant losses from operations.

Despite its efforts to maintain a core group of its retail locations as a going concern, the Company ultimately concluded that it did not have sufficient financing to continue operating such locations.

The Company has entered into a $27.5 million debtor-in-possession financing facility with Kimco Capital Corporation which will provide it with liquidity sufficient to dispose of its assets in an efficient manner. Upon approval of the Bankruptcy Court, the Company will begin conducting going-out-of-business sales at each of its 169 retail locations and will sell its real property and leasehold interests.

Frank's Nursery & Crafts, Inc., headquartered in Troy, Michigan, operates the largest chain (as measured by sales) in the United States of specialty retail stores devoted to the sale of lawn and garden products.

All statements in this press release other than historical facts are forward-looking statements which involve risks and uncertainties and which are subject to change at any time. Such statements are based on management's expectation at the time they are made. In addition to the assumptions and other factors referred to in connection with these statements, factors set forth in the Company's latest 10-K or 10-Q filed with the Securities and Exchange Commission, among others, could cause actual results to differ materially from those contemplated.